EXHIBIT 99.1

Unaudited Pro Forma Consolidated Balance Sheet of Nephros, Inc. as of September 30, 2018

In July 2018, Nephros, Inc. (the “Company”) formed a new, wholly-owned subsidiary, Specialty Renal Products, Inc. (“SRP”), to drive the development of its 2nd generation HDF system and other products focused on improving therapies for patients with renal disease. On September 5, 2018, SRP entered into a Series A Preferred Stock Purchase Agreement with certain purchasers pursuant to which SRP sold 600,000 shares of its Series A Preferred Stock (“Series A Preferred”) for $5.00 per share. The aggregate purchase price was $3,000,000. SRP incurred transaction-related expenses of approximately $30,000, which are included in selling, general and administrative expenses on the accompanying condensed consolidated statement of operations and comprehensive loss. The net proceeds from the issuance of the Series A Preferred are restricted to SRP expenses, and may not be used for the benefit of the Company or other affiliated entities, except to reimburse for expenses directly attributable to SRP. Following the Series A Preferred transaction, the Company retained a 62.5% ownership interest in SRP, holding 100% of the outstanding common shares, and holders of Series A Preferred retained a 37.5% interest in SRP on a fully diluted basis, holding 100% of the outstanding preferred shares. Of the 600,000 shares of Series A Preferred issued, the shares purchased by related parties comprised of persons controlled by members of management and by Lambda Investors LLC, a significant stockholder of the Company, amounted to 18,000 and 400,000 shares, respectively.

Each share of Series A Preferred is initially convertible into one share of SRP common stock, subject to adjustment for stock splits and recapitalization events. Subject to customary exempt issuances, in the event SRP issues additional shares of its common stock or securities convertible into common stock at a per share price that is less than the original Series A Preferred price, the conversion price of the Series A Preferred will automatically be reduced to such lower price.

Under the Series A Preferred Stock Purchase Agreement, in the event of any voluntary or involuntary liquidation, dissolution or winding up of SRP, the holders of the Series A Preferred are entitled to be paid out of the assets of SRP available for distribution to its stockholders or, in the case of a deemed liquidation event, out of the consideration payable to stockholders in such deemed liquidation event or the available proceeds, before any payment shall be made to the holders of SRP common stock by reason of their ownership thereof, an amount per share equal to one times (1x) the Series A Preferred original issue price, plus any accruing dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series A Liquidation Preference”). If upon any such liquidation, dissolution or winding up of SRP or deemed liquidation event, the assets of SRP available for distribution to its stockholders shall be insufficient to pay the Series A Liquidation Preference in full, the holders of Series A Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the full payment of the Series A Liquidation Preference, the holders of the Series A Preferred and the holders of common stock will share ratably in any remaining proceeds available for distribution on an as-converted to common stock basis. If SRP completes certain deemed liquidation events and if SRP does not thereafter liquidate and dissolve within 60 days, then the holders of the Series A Preferred have a right to have their shares redeemed for an amount equal to the Series A Liquidation Preference (the “Redemption Right”).

The noncontrolling interest in SRP held by the holders of Series A Preferred was classified as mezzanine equity on the unaudited consolidated balance sheet filed on the Quarterly Report on Form 10-Q as of September 30, 2018 as the noncontrolling interest was redeemable upon the occurrence of events that are not solely within the control of the Company.

The unaudited pro forma financial information included herein gives effect to the amendment filed to the Amendment and Restated Certificate of Incorporation of SRP on December 10, 2018, which amended the rights of the holders of the Series A Preferred to eliminate their Redemption Right following the occurrence of certain deemed liquidation events. Instead, upon the occurrence of such events, SRP is required to effect an ordinary liquidation and dissolution of the corporation and the holders of the Series A Preferred would be entitled to to receive the Series A Liquidation Preference from any assets available for distribution it SRP’s stockholders. As a result of the amendment, the noncontrolling interest will no longer be classified as non-permanent/mezzanine equity, but will instead be classified as permanent stockholders’ equity.

The Proforma Consolidated Balance Sheet as of September 30, 2018 has been prepared based on available information, using assumptions that our management believes are reasonable. The Proforma Consolidated Balance Sheet is not necessarily indicative of the results that may be achieved in the future. The adjustment made in preparing the Consolidated Balance Sheet is described in the Note.

NEPHROS, INC. AND SUBSIDIARIES

UNAUDITED HISTORICAL AND PROFORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2018

(In thousands, except share amounts)

		Pro forma
	Historical	Adjustment	Notes	Pro Forma
ASSETS
Current assets:
Cash	$5,322			$5,322
Accounts receivable, net	1,508			1,508
Investment in lease, net-current portion	24			24
Inventory, net	1,459			1,459
Prepaid expenses and other current assets	63			63
Total current assets	8,376			8,376
Property and equipment, net	20			20
Investment in lease, net-less current portion	26			26
License and supply agreement, net	971			971
Other asset	11			11
Total assets	$9,404			$9,404

LIABILITIES, NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Secured revolving credit facility	$163			$163
Current portion of secured note payable	191			191
Accounts payable	562			562
Accrued expenses	524			524
Deferred revenue, current portion	-			-
Total current liabilities	1,440			1,440
Secured note payable, net of current portion	897			897
Unsecured long-term note payable, net of debt issuance costs and debt discount of $0 and $233, respectively	-			-
Long-term portion of deferred revenue	-			-
Total liabilities	2,337			2,337

Commitments and Contingencies

Noncontrolling interest	3,000	$(3,000)	A	-

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at September 30, 2018 and December 31, 2017; no shares issued and outstanding at September 30, 2018 and December 31, 2017	-			-
Common stock, $.001 par value; 90,000,000 shares authorized at September 30, 2018 and December 31, 2017; 64,166,988 and 55,293,267 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	64			64
Additional paid-in capital	127,419			127,419
Noncontrolling interest	-	3,000	A	3,000
Accumulated other comprehensive income	73			73
Accumulated deficit	(123,489)			(123,489)
Total stockholders’ equity	4,067			7,067
Total liabilities, noncontrolling interest and stockholders’ equity	$9,404			$9,404

A. Reclassification of noncontrolling interest from mezzanine to stockholders’ equity.